Exhibit 10.1

Clarkson University AGREEMENT FOR LIMITED RESEARCH Clarkson University Division of Research 8 Clarkson Avenue, Box 5630 Potsdam, NY 13699-5630
To: WindTamer Corporation. P.O. Box 460 Livonia, NY 14487	Bill to (if different address):
Start Date: August 17, 2009	Completion Date: December 31, 2009 (Revised)
Payment terms: Date of Payments: Two Payments of 1st Payment: August 17, 2009 $2,250.00 2nd Payment: November 17, 2009
Description of Research Activities
(Use additional sheet as needed)
Task 1: Modeling Analysis – mRotor, an in-house rotor design and analysis code developed at Clarkson University

Task 2: Experimental Testing/Optimization – Clarkson Wind turbine Test Site

Task 3: Communication between Clarkson and WindTamer including travel and associated costs

Task 4: Design and optimization of the WindTamer turbine concept

The Statement of Work is subject to modification as agreed to by both parties.

This Confirming Order must be signed by a Company official authorized to obligate the Company to the terms and conditions of this agreement which appear on the reverse side of this order.
NO OTHER TERMS SHALL APPLY

Project Total: $4,500.00	(fixed price agreement)
Offered by CLARKSON:\ /s/ Gregory Slack Name: Gregory C. Slack Title: Director of Research & Technology Transfer Date:	Accepted by: /s/ Kenneth Visser Name: Kenneth Visser Title: Principal Investigator Date: 11/30/2009	Accepted by: /s/Gerald Brock Name: Gerald Brock Title: President, WindTamer, Inc. Date: 11/23/2009

AGREEMENT FOR LIMITED RESEARCH Clarkson University, Division of Research 8 Clarkson Avenue, Box 5630 Potsdam, NY 13699-5630
1.      Services. CLARKSON agrees to perform the Research Activities described above or on Attachment A, incorporated herein at the request of PURCHASER. These are provided to enrich the Clarkson's educational mission by training the undergraduate and graduate students with the "real-world" problem solving skills using the latest technology and equipment.

2.      Commencement-reports. Research Activities will begin upon CLARKSON's receipt of all necessary materials and information from PURCHASER to enable CLARKSON to begin research or on the start date shown on the reverse side, whichever occurs later. All research will be completed and a final report of results provided to PURCHASER within 30 days of completion date.

3.      Payment. Payment for Research Activities will be made as outlined on the reverse side, and the attached, if applicable.

4.      Termination. Performance under this Agreement may be terminated by the PURCHASER upon thirty (30) days written notice; performance may be terminated by CLARKSON if circumstances beyond its control preclude continuation of the research. Upon termination CLARKSON shall be reimbursed for all costs and non-cancelable commitment incurred in the performance of this Agreement, such reimbursement not to exceed the total project cost.

5.      Exclusion of warranties. CLARKSON makes no warranty, representation or guarantee of any nature, express or implied in connection with the activities to be provided. All warranties, including any implied warranties of merchantability or fitness are expressly disclaimed.

6.      Confidentiality. For a period of three (3) years from the effective date of the agreement, all information and materials provided by PURCHASER, if such is labeled as confidential at the time of delivery to CLARKSON, shall be held in confidence by CLARKSON and CLARKSON shall not use any such information or material for any purpose other than the Research Activities pursuant to this AGREEMENT.

All information and results generated as a result of this AGREEMENT shall also be kept confidential for three (3) years and shall not be used for any purpose other than delivery to PURCHASER.

7.       Intellectual Property. Neither party acquires any intellectual property rights under this Agreement;
● All information and inventions made solely or substantially by one or more staff members of CLARKSON under the Research Program shall be assigned to and the property of CLARKSON ("CLARKSON Intellectual Property").
● All Information and Inventions made solely or substantially by employees of SPONSOR shall be assigned to and the property of SPONSOR
● Neither party has an obligation under this Agreement to purchase any activity beyond those referenced herein, or items from the other party, or to deal exclusively with the other party in any field.

8.        Indemnity. PURCHASER agrees to indemnify and hold harmless CLARKSON, its Board of Control, officers and employees from and against any and all claims, costs or judgments (including expenses of defense) arising out of claimed copyright, patent, or other confidentiality or proprietary rights violations with respect to any product or information provided by PURCHASER to CLARKSON; and against any and all claims for personal injury, bodily injury or other damages in any manner arising out of services or results provided by CLARKSON pursuant to this AGREEMENT excepting, however, bodily injury occurring to CLARKSON employees in the course of the performance of any activities required hereby.

9.        Name use. PURCHASER will not, directly or indirectly, utilize the name of CLARKSON or any employee thereof in any publicity or other written or spoken communication with respect to the Research Activities provided, or the Research Activities results, without prior written approval from CLARKSON.

10.       Export Controls Compliance. This agreement shall be in accordance with the Export Control Compliance regulations.